UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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NOVACEA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF

2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2007

To our Stockholders:

You are cordially invited to attend our 2007 Annual Meeting of Stockholders, which will be held at our principal executive offices, located at 601 Gateway Boulevard, Suite 730, South San Francisco, California 94080, on Friday, June 8, 2007 at 9:00 a.m. PDT. We are holding the annual meeting for the following purposes:

1.	To elect two Class I directors to hold office until our 2010 Annual Meeting of Stockholders, or until their respective successors have been duly elected or appointed;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	To transact any other business as may properly come before the meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or any adjournment or postponement of the meeting.

These items of business to be transacted at the meeting are more fully described in the proxy statement, which is part of this notice.

The meeting will begin promptly at 9:00 a.m. PDT and check-in will begin at 8:30 a.m. PDT. Only holders of record of shares of our common stock at the close of business on April 25, 2007, the record date, are entitled to notice of, to attend and to vote at the meeting and any adjournments or postponements of the meeting.

For a period of at least 10 days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available and open to the examination of any stockholder for any purpose germane to the meeting during normal business hours at our principal executive offices.

All stockholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the postage-paid return envelope in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting. Even if you have given your proxy, you may still attend and vote in person at the meeting after revoking your proxy prior to the meeting.

By order of the Board of Directors,

John P. Walker

Interim Chief Executive Officer

South San Francisco, California

April 27, 2007

Page
QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE MEETING	1

Why I am receiving this proxy statement?	1
Who is entitled to attend and vote at the meeting?	1
How many shares are outstanding?	1
How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?	1
What items of business will be voted on at the meeting?	1
What happens if additional matters are presented at the meeting?	2
How does the board of directors recommend that I vote?	2
What shares can I vote at the meeting?	2
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2
How can I vote my shares without attending the meeting?	2
How can I vote my shares in person at the meeting?	3
Can I change my vote or revoke my proxy?	3
Is my vote confidential?	3
How are votes counted and what vote is required to approve each item?	3
What is a “broker non-vote”?	4
How are “broker non-votes” counted?	4
How are abstentions counted?	4
What happens if the meeting is adjourned?	4
Who will serve as inspector of elections?	5
What should I do in the event that I receive more than one set of proxy materials?	5
Who is soliciting my vote and who will bear the costs of this solicitation?	5
Where can I find the voting results of the meeting?	5
What is the deadline for submitting proposals for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	5

PROPOSAL ONE—ELECTION OF DIRECTORS	7

Classes of the Board of Directors	7
Director Nominees	7
Board of Directors’ Recommendation	8
Directors Whose Terms Extend Beyond the 2007 Annual Meeting	8

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	10

Board of Directors’ Recommendation	10
Information about the Independent Auditors	10
Audit Committee Pre-Approval Policies and Procedures	11

REPORT OF THE AUDIT COMMITTEE	12

REPORT OF THE COMPENSATION COMMITTEE	13

COMPENSATION DISCUSSION AND ANALYSIS	14

SECURITY OWNERSHIP	28

Security Ownership of Certain Beneficial Owners and Management	28
Section 16(a) Beneficial Ownership Reporting Compliance	30

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PROXY STATEMENT FOR

2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2007

This proxy statement is furnished to our stockholders as of April 25, 2007, the record date, in connection with the solicitation of proxies by our board of directors for use at our annual meeting of stockholders, to be held at our principal executive offices, located at 601 Gateway Boulevard, Suite 730, South San Francisco, California 94080, on Friday, June 8, 2007, at 9:00 a.m. PDT and at any adjournments or postponements of the meeting. This proxy statement and the proxy card, together with a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, is first being mailed to our stockholders on or about May 1, 2007.

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE MEETING

Why am I receiving this proxy statement?	You are receiving this proxy statement from us because you were a stockholder of record at the close of business on the record date of April 25, 2007. As a stockholder of record, you are invited to attend our annual meeting of stockholders and are entitled to vote on the items of business described in this proxy statement. This proxy statement contains important information about the meeting and the items of business to be transacted at the meeting. You are strongly encouraged to read this proxy statement, which includes information that you may find useful in determining how to vote.

Who is entitled to attend and vote at the meeting?	Only holders of record of shares of our common stock at the close of business on April 25, 2007 (the record date) are entitled to notice of, to attend and to vote at the meeting and any adjournments or postponements of the meeting.

How many shares are outstanding?	On the record date, 23,235,949 shares of our common stock were issued and outstanding and held by approximately 122 holders of record. Each share of common stock outstanding on the record date is entitled to one vote.

How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?	The presence at the meeting, in person or represented by proxy, of the holders of at least a majority of the shares of our common stock, issued and outstanding on the record date and entitled to vote at the meeting, will constitute a quorum for the transaction of business. If, however, a quorum is not present, in person or represented by proxy, then either the chairman of the meeting or the stockholders entitled to vote at the meeting may adjourn the meeting until a later time.

What items of business will be voted on at the meeting?

The items of business to be voted on at the meeting are as follows:

1.      The election of two Class I directors to hold office until our 2010 annual meeting of stockholders, or until their respective successors have been duly elected or appointed; and

2.      The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

What happens if additional matters are presented at the meeting?	The only items of business that our board of directors intends to present at the meeting are set forth in this proxy statement. As of the date of this proxy statement, no stockholder has advised us of the intent to present any other matter, and we are not aware of any other matters to be presented at the meeting. If any other matter or matters are properly brought before the meeting, the person(s) named as your proxyholder(s) will have the discretion to vote your shares on the matters in accordance with their best judgment and as they deem advisable.

How does the board of directors recommend that I vote?	Our board of directors recommends that you vote your shares “FOR” the election of each of the director nominees identified in this proxy statement and “FOR” the ratification of the appointment of Ernst & Young LLP.

What shares can I vote at the meeting?	You may vote all of the shares you owned as of April 25, 2007, the record date, including shares held directly in your name as the stockholder of record and all shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to vote in person at the meeting or direct the proxyholder how to vote your shares on your behalf at the meeting by fully completing, signing and dating the enclosed proxy card and returning it to us in the enclosed postage-paid return envelope.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee to vote your shares as you instruct in the voting instruction card. The broker, trustee or other nominee may either vote in person at the meeting or grant a proxy and direct the proxyholder to vote your shares at the meeting as you instruct in the voting instruction card. You may also vote in person at the meeting, but only after you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote your shares at the meeting. Your broker, trustee or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares without attending the meeting?	As discussed previously, whether you hold shares directly as the stockholder of record or as a beneficial owner, you may direct how your shares are voted without attending the meeting by completing and returning the enclosed proxy card or voting instruction card. If you provide specific instructions with regard to items of business to be voted on at the meeting, your shares will be voted as you instruct on those items. Proxies properly signed, dated and submitted to us that do not contain voting instructions and are not revoked prior to the meeting will be voted “FOR” the election of each of the director nominees identified in this proxy statement and “FOR” the ratification of the appointment of Ernst & Young LLP.

How can I vote my shares in person at the meeting?	Shares held in your name as the stockholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. You should be prepared to present photo identification for admittance. Please also note that if you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to provide proof of beneficial ownership as of the record date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. The meeting will begin promptly at 9:00 a.m. PDT. Check-in will begin at 8:30 a.m. PDT. Even if you plan to attend the meeting, we recommend that you also complete, sign and date the enclosed proxy card or voting instruction card and return it promptly in the accompanying postage-paid return envelope in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote or revoke my proxy?	You may change your vote or revoke your proxy at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date, which automatically revokes the earlier proxy, by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you are a beneficial owner, you may change your vote by submitting a new voting instruction card to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Is my vote confidential?	Proxy cards, voting instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, except as required by law to American Stock Transfer & Trust Company, our transfer agent, to allow for the tabulation of votes and certification of the vote, and to facilitate a successful proxy solicitation.

How are votes counted and what vote is required to approve each item?	Each outstanding share of our common stock entitles the holder to one vote per share on each matter considered at the meeting. Stockholders are not entitled to cumulate their votes in the election of directors or with respect to any matter submitted to a vote of the stockholders. The election of directors requires a plurality of the votes cast for the election of directors and, accordingly, the two director nominees receiving the highest number of affirmative “FOR” votes at the meeting will be elected to serve as Class I directors. You may vote either “FOR” or “WITHHOLD” your vote for the director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 is not required by law or by governing instruments. However, our board of directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance and practice. The ratification of the appointment of Ernst & Young LLP requires a majority of the votes cast. You may vote either “FOR” or “AGAINST” ratification of the appointment, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to the ratification of the appointment will not be voted with respect to such ratification, although it will be counted for purposes of determining both whether there is a quorum and the total number of votes cast with respect to the proposal. If the stockholders fail to ratify the appointment, our board of directors will reconsider whether or not to retain that firm.

What is a “broker non-vote”?	Under the rules that govern brokers and banks who have record ownership of our shares of common stock that are held in street name for their clients such as you, who are the beneficial owners of the shares, brokers and banks have the discretion to vote such shares on routine matters. The election of directors and the ratification of the appointment of independent auditors are considered routine matters. Therefore, if you do not otherwise instruct your broker or bank, the broker or bank may vote your shares on these matters. A “broker non-vote” occurs when a broker or bank expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine.

How are “broker non-votes” counted?	Broker non-votes will be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?	If you return a proxy card that indicates an abstention from voting on all matters, the shares represented by your proxy will be counted as present for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal (other than the election of directors), but they will not be counted in tabulating the voting results for any particular proposal.

What happens if the meeting is adjourned?	If our annual meeting is adjourned to another time and place, no additional notice will be given of the adjourned meeting if the time and place of the adjourned meeting is announced at the annual meeting, unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting. At the adjourned meeting, we may transact any items of business that might have been transacted at the annual meeting.

Who will serve as inspector of elections?	A representative of American Stock Transfer & Trust Company, our transfer agent, will tabulate the votes and act as inspector of elections at the meeting.

What should I do in the event that I receive more than one set of proxy materials?	You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who will bear the costs of this solicitation?	The enclosed proxy is being solicited on behalf of our board of directors. We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement. In addition to solicitation by mail, our directors, officers and employees may also solicit proxies in person, by telephone, by electronic mail or by other means of communication. We will not pay any additional compensation to our directors, officers or other employees for soliciting proxies. Copies of the proxy materials will be furnished to brokerage firms, banks, trustees, custodians and other nominees holding beneficially owned shares of our common stock, who will forward the proxy materials to the beneficial owners. We may reimburse brokerage firms, banks, trustees, custodians and other agents for the costs of forwarding the proxy materials. Our costs for forwarding proxy materials will not be significant.

Where can I find the voting results of the meeting?	We intend to announce preliminary voting results at the meeting, and publish the final voting results in our quarterly report on Form 10-Q for the second quarter of fiscal 2007.

What is the deadline for submitting proposals for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement or to be acted upon at our annual meeting to be held in 2008, the proposal must be in writing and received by the Corporate Secretary of Novacea at our principal executive offices no later than January 2, 2008. If the date of next year’s annual meeting is more than 30 days before or 30 days after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. Stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and any other applicable rules established by the Securities and Exchange Commission, or SEC. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. All stockholder proposals should be addressed to:

Corporate Secretary

Novacea, Inc.

601 Gateway Boulevard, Suite 800

South San Francisco, California 94080

Nomination of Director Candidates: Any proposals for director candidates for consideration by our board of directors must be in writing and include the nominee’s name and qualifications for board membership and should be directed to the Corporate Secretary of Novacea at our principal executive offices. Our bylaws also require that any proposal for nomination of directors include the consent of each nominee to serve as a member of our board of directors, if so elected. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to stockholder nominees for our board of directors. In addition, the stockholder must give timely notice to the Corporate Secretary of Novacea in accordance with the provisions of our bylaws, which require that the notice be received by the Corporate Secretary of Novacea no later than January 2, 2008.

PROPOSAL ONE—ELECTION OF DIRECTORS

Classes of the Board of Directors

Our Amended and Restated Certificate of Incorporation provides that our board of directors shall be divided into three classes, designated as Class I, Class II and Class III, respectively, with the classes of directors serving for staggered three-year terms. Our board of directors currently consists of nine directors, divided among the three classes.

The names of each member of our board of directors, including each nominee for election to our board of directors, the class in which they serve, their ages as of April 25, 2007, principal occupation and length of service on the board of directors, are as follows:

Name	Term Expires	Age	Principal Occupation	Director Since
Class I Directors
James C. Blair (1), (3)	2007	67	Partner, Domain Associates, LLC	2001
Camille D. Samuels (2), (3)	2007	35	Managing Director, Versant Ventures	2002

Class II Directors
James I. Healy (2)	2008	42	Managing Director, Sofinnova Ventures	2001
Jay Moorin (1)	2008	55	Partner, ProQuest Investments	2001
Lowell E. Sears (2)	2008	56	Chairman, Chief Executive Officer and Chief Investment Officer, Sears Capital Management, Inc.	2004
John P. Walker	2008	58	Interim Chief Executive Officer	2006

Class III Directors
Daniel M. Bradbury (1), (3)	2009	46	Chief Executive Officer, Amylin Pharmaceuticals	2005
Michael G. Raab (1)	2009	42	Partner, New Enterprise Associates	2002
Eckard Weber	2009	57	Partner, Domain Associates, LLC	2001

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Corporate Governance Committee

Director Nominees

Our board of directors has nominated James C. Blair and Camille D. Samuels for re-election as Class I directors. Each nominee for director has consented to being named in this proxy statement and has indicated a willingness to serve if elected. Although we do not anticipate that any nominee will be unavailable for election, if a nominee is unavailable for election, the persons named as proxyholders will use their discretion to vote for any substitute nominee in accordance with their best judgment as they deem advisable.

James C. Blair, Ph.D. has served as a member of our board of directors since March 2001. Since 1985, Dr. Blair has served as a partner of Domain Associates, L.L.C., a venture capital management company focused on life sciences. Present board memberships include Cadence Pharmaceuticals, NuVasive, Inc., Pharmion Corporation, Volcano Corporation, and seven private companies. Dr. Blair has over thirty-five years of experience with venture and emerging growth companies. In the course of this experience, he has been involved in the creation and development of over forty life sciences ventures, including Amgen, Inc., Aurora Biosciences Corporation, Amylin Pharmaceuticals, Inc., Applied Biosystems, Inc., Dura Pharmaceuticals (acquired by Elan), GeneOhm Sciences, Inc. (acquired by Becton, Dickinson and Company) and Molecular Dynamics (acquired by Amersham Pharmacia Biotech Inc.). Dr. Blair currently serves on the board of directors of the Prostate Cancer Foundation, and is on the Advisory Boards of the Department of Biomedical Engineering at the University of Pennsylvania. Dr. Blair holds a B.S.E. from Princeton University and an M.S.E and Ph.D. from the University of Pennsylvania.

Camille D. Samuels has served as a member of our board of directors since October 2002. Ms. Samuels has served as a managing director of Versant Ventures since November 2001. From 1998 to 2000, Ms. Samuels served as Director of Business Development at Tularik Inc. (now Amgen, Inc.). She also directed Tularik’s Technology Acquisition Group. From 1993 to 1996, Ms. Samuels served as an Associate Consultant with LEK Consulting. Ms. Samuels holds a B.S. in biology from Duke University and an M.B.A. from Harvard Business School. In 2002, The Aspen Institute named Ms. Samuels a Henry Crown Fellow.

If elected, Dr. Blair and Ms. Samuels will hold office as Class I directors until the earlier of our annual meeting of stockholders to be held in 2010, their respective successors have been duly elected or their earlier death, resignation or removal.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE TWO NOMINEES FOR CLASS I DIRECTOR LISTED ABOVE.

Directors Whose Terms Extend Beyond the 2007 Annual Meeting

Daniel M. Bradbury has served as a member of our board of directors since September 2005. Mr. Bradbury has served as the Chief Executive Officer of Amylin Pharmaceuticals, Inc. since 2007, and prior to that he served as Chief Operating Officer since 2003. From 1994 to 2003 Mr. Bradbury served in various marketing, corporate development and general management roles with Amylin Pharmaceuticals. Since 2004 he has served as a member of the board of directors of Illumina, Inc. From 1984 to 1994, Mr. Bradbury served in various international sales and marketing roles with Beecham Pharmaceuticals and SmithKline Beecham Pharmaceuticals. Mr. Bradbury holds a Pharmacy degree from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education and is a member of the Royal Pharmaceutical Society of Great Britain.

James I. Healy, M.D., Ph.D. has served as a member of our board of directors since June 2001. Since June 2000, Dr. Healy has been a Managing Director at Sofinnova Ventures, a venture capital firm focused on building companies serving medical markets. From January 1998 to March 2000, Dr. Healy was a partner at Sanderling Ventures. He has previously held positions at Miles Pharmaceuticals (acquired by Bayer USA), Lawrence Berkeley National Laboratory and Howard Hughes Medical Institute. Dr. Healy currently serves on the board of directors of InterMune, Inc., as well as several privately-held companies. He holds a B.A. in molecular biology and a B.A. in Scandinavian studies, both from the University of California at Berkeley. Dr. Healy holds an M.D. and a Ph.D. in immunology from Stanford University School of Medicine.

Jay Moorin has served as a member of our board of directors since June 2001. Mr. Moorin is a partner of ProQuest Investments, a healthcare-focused venture capital firm. Previously, Mr. Moorin served as Chief Executive Officer of Magainin Pharmaceuticals, Inc. (now Genaera Corporation). Before working at Magainin, he worked at Bear, Stearns & Co. Inc. as a Managing Director of Healthcare investment banking. Prior to working at Bear Stearns, he held a variety of positions in marketing, strategy and general management at E.R. Squibb and Sons Pharmaceuticals, Inc. (now Bristol-Myers Squibb Company), eventually serving as Vice President of Marketing and Business Development in the SquibbMark Division. In 1996, Mr. Moorin was appointed to the position of Adjunct Senior Fellow of the Leonard Davis Institute of Health Economics of the University of Pennsylvania. Mr. Moorin holds a B.A. with distinction in economics from the University of Michigan.

Michael G. Raab has served as a member of our board of directors since October 2002. Mr. Raab has served as a partner of New Enterprise Associates since June 2002. From 1999 to 2002, Mr. Raab was a Senior Vice President, Therapeutics and General Manager, Renagel® at Genzyme Corporation. From 1998 to 1999, he was Vice President of Business Development for the Therapeutics Division. From 1994 to 1996, Mr. Raab served as

Product Manager for Ceredase® at Genzyme Corporation. Mr. Raab also spent two years with Genzyme’s Diagnostic Products and Services Division. Mr. Raab holds a B.A. in communications from DePauw University.

Lowell E. Sears has served as a member of our board of directors since July 2004. Since April 1994, Mr. Sears has served as Chairman, Chief Executive Officer and Chief Investment Officer of Sears Capital Management, Inc., a venture investment corporation. Mr. Sears has been a venture investor and portfolio manager through Sears Capital Management since April 1994. From October 1988 to March 1994, Mr. Sears served as Chief Financial Officer of Amgen, Inc. From March 1992 to January 1994, Mr. Sears also held the position of Senior Vice President responsible for the Asia Pacific Region. From August 1986 until September 1988, Mr. Sears served as Treasurer and Director of Planning for Amgen. Mr. Sears currently serves on the board of directors of Neose Technologies and seven private companies. Mr. Sears holds a B.A. in economics from Claremont McKenna College and an M.B.A. from the Stanford University Graduate School of Business.

John P. Walker has served as a member of our Board of Directors since April 2006 and as Chairman of our Board of Directors since July 2006. Mr. Walker has also served as our interim Chief Executive Officer since December 2006. Since 2001, Mr. Walker, acting as a consultant and investor, has served as an Investment Advisor to MDS Capital Corporation, Interim Chief Executive Officer of KAI Pharmaceuticals, Chairman and Interim Chief Executive Officer at Guava Technologies, Chairman and Chief Executive Officer of Bayhill Therapeutics and Chairman and Interim Chief Executive Officer of Centaur, Inc. From 1993 to 2001, he was Chairman, Chief Executive Officer and a director of Axys Pharmaceuticals Inc. and its predecessor company, Arris Pharmaceutical Corporation. Prior to his association with Arris, Mr. Walker was the Chairman and Chief Executive Officer of Vitaphore Corporation, a biomaterials company which was sold to Union Carbide Chemical and Plastics Company Inc. in 1990. From 1971 to 1985, Mr. Walker was employed by American Hospital Supply Corporation in a variety of general management, sales and marketing positions, most recently serving as President of the American Hospital Company. Mr. Walker is a director of Geron Corporation, Renovis, Inc., Affymax Inc. and certain other privately held biotechnology companies. He holds a B.A. from the State University of New York at Buffalo and is a graduate of the Advanced Executive Program, J.L. Kellogg Graduate School of Management at Northwestern University.

Eckard Weber, M.D. is one of the founders of our company and has served as Chairman of our board of directors from February 2002 until July 2006, and has served on our board of directors since March 2001. Dr. Weber is also a partner at Domain Associates, L.L.C., joining in 2001. Dr. Weber has been founding Chief Executive Officer of multiple biopharmaceutical companies in the Domain portfolio including Cytovia, Inc., Acea Pharmaceuticals, Inc., NovaCardia, Inc., Novalar Pharmaceuticals, Inc., Orexigen Therapeutics, Inc., Domain AntiBacterial Acquisition Corporation, Ascenta Therapeutics, Inc., Konova, Inc., Ocera Therapeutics, Inc., Syndax Pharmaceuticals, Inc., Tragara Pharmaceuticals, Inc., Tobira Therapeutics, Inc. and Tramoxia Therapeutics, Inc. He currently serves as interim Chief Executive Officer of Tramoxia Therapeutics and Sonexa Therapeutics, both seed-stage biopharmaceutical companies. He is Chairman of the Board at NovaCardia, Orexigen, Ocera, Ascenta, Tragara, Tobira and Syndax Pharmaceuticals and is a member of the Board of Directors of Sonexa. He was Chairman of Peninsula Pharmaceuticals, Inc. until its sale to Johnson & Johnson in 2005, Chairman of Cerexa until its sale to Forest Laboratories in January 2007 and a board member of Conforma and Cabrellis Pharmaceuticals Corporation until their sales to Biogen-IDEC and Pharmion Corporation, respectively. In addition, he is a board member of DiObex, Inc. and BioVascular, Inc. Until 1995, Dr. Weber was a tenured Professor of Pharmacology at the University of California at Irvine. He has over 20 years of drug discovery and development experience and has been a consultant to biotechnology and pharmaceutical companies. Dr. Weber holds a B.S. from Kolping College in Germany and an M.D. from the University of Ulm Medical School in Germany.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2007. Ernst & Young LLP has audited our financial statements since our inception in 2001. Ernst & Young LLP is an independent registered public accounting firm.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 is not required by law, by the Nasdaq Global Market listing requirements or by our certificate of incorporation or bylaws. However, our board of directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance and practice. If the stockholders fail to ratify the appointment, our board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, we may appoint a different independent registered public accounting firm during the year if the Audit Committee of our board of directors determines that such a change would be in the best interests of Novacea and its stockholders.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting of stockholders. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from our stockholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

Information about the Independent Auditors

The Audit Committee is directly responsible for the appointment, compensation, and oversight of our independent auditors. In addition to retaining Ernst & Young LLP to audit our financial statements for the fiscal year ending 2006, the Audit Committee retained Ernst & Young LLP to provide other non-audit and advisory services in 2006. The Audit Committee has reviewed all non-audit services provided by Ernst & Young LLP in 2006, and has concluded that the provision of such non-audit services was compatible with maintaining Ernst & Young’ independence and that such independence has not been impaired.

The Audit Committee approved 100% of all audit, audit related, tax and other services provided by Ernst & Young LLP in 2006 and 2005. The Audit Committee has concluded that the provision of the audit related services is compatible with maintaining Ernst & Young LLP’s independence. The total fees paid to Ernst & Young LLP for the last two fiscal years are as follows:

	Year Ended December 31,
Service Category	2006	2005
Audit Fees (1)	$1,258,161	$126,944
Audit-Related Fees (2)	41,000	—
Fees for Tax Services (3)	18,500	15,750
All Other Fees (4)	—	—

Total	$1,317,661	$142,694

(1)

Audit fees include fees for professional services for the audit of our financial statements included in our Annual Report on Form 10-K, for the review of our financial statements included in our Quarterly Reports on Form 10-Q, fees for review of registration statements, including fees for professional services for the audit and review of our financial statements included in our registration statement on Form S-1 for the initial public offering of our common stock, other fees in connection with our registration statements on Forms S-1 and S-8, issuance of consents and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements except those not required by statute or regulation.

(2)	Audit-related fees include fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements, including fees for accounting and reporting consultations, fees for consultations related to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, and subscription fees paid for on-line accounting research tool of Ernst & Young LLP, a service that includes accounting guidance and comprehensive authoritative accounting and regulatory literature.
(3)	Fees for tax services include fees for tax compliance, tax advice and tax planning.
(4)	All other fees are fees for any services not included in the first three categories.

Audit Committee Pre-Approval Policies and Procedures

Pursuant to our Audit Committee charter, all audit and non-audit services to be performed by our independent auditors must be approved in advance by the Audit Committee or subsequently approved in those circumstances where a subsequent approval is necessary and permissible. The Audit Committee may also delegate to one or more of its members the authority to grant pre-approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next meeting, or in addition may establish detailed pre-approval policies and procedures regarding engagement of our independent auditors for particular audit and non-audit services pursuant to which management may operate in engaging with our independent auditors, provided that the Audit Committee is informed of each such service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee of the board of directors is responsible for overseeing our accounting and financial reporting processes and internal control systems, the appointment, compensation, retention and oversight of Ernst & Young LLP, our independent registered public accounting firm, and audits of our financial statements, all pursuant to the Audit Committee’s written charter. Ernst & Young LLP reports directly to the Audit Committee. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from our company for such advice and assistance.

Management is responsible for preparing our financial statements and for our financial reporting processes, accounting policies, systems of internal controls and disclosure controls and procedures. Ernst & Young LLP is also responsible for performing an independent audit and expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles. Beginning in 2007, Ernst & Young LLP will be responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed our audited financial statements for 2006 with management.

2. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380) and SEC rules.

4. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”) and has discussed with Ernst & Young LLP its independence.

5. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our board of directors, and our board of directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

The foregoing report is provided by the undersigned members of the Audit Committee.

Lowell E. Sears, Chair

James I. Healy, M.D., Ph.D.

Camille D. Samuels

*	This Section is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities and Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE COMPENSATION COMMITTEE*

The Compensation Committee of our board of directors, which is comprised solely of non-employee, independent directors, administers our executive compensation programs. The Compensation Committee establishes and reviews general policies relating to compensation of our Chief Executive Officer and our other executive officers and is responsible for reviewing and recommending to our board of directors the specific compensation of our Chief Executive Officer and for reviewing and determining the compensation of all of our other executive officers. In addition, the Compensation Committee may, from time to time, hire one or more compensation and benefits consultants to assist in developing and reviewing overall executive compensation strategies. Our executive compensation programs are designed to provide a competitive level of total compensation and include incentive and equity ownership opportunities linked to our performance and stockholder returns.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this proxy statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section contained herein with management.

2. Based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to our board of directors, and our board of directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

The foregoing report is provided by the undersigned members of the Compensation Committee.

Daniel M. Bradbury, Chair

James C. Blair, Ph.D.

Jay Moorin

Michael G. Raab

*	This Section is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities and Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy.

One of the primary goals of the compensation committee of our board of directors with respect to executive compensation, including compensation paid to our named executive officers, or NEOs, is to attract and retain the most talented and dedicated executives possible. The compensation committee also designs the compensation programs to encourage high performance, promote accountability and assure that the interests of the NEOs are aligned with the performance of the company and the interest of the company’s stockholders. Consistent with our compensation committee’s objective, we compensate our NEOs through a mix of base salary, incentive cash bonuses as a percentage of base salary, and equity compensation in the form of stock options, with the overall compensation packages designed to be structured to ensure that a significant portion of potential compensation will be directly related to the performance of our stock and other strategic and financial factors that directly and indirectly influence stockholder value. Our overall compensation packages are structured to be competitive with those offered by comparable employers of similar size and stage of development operating in the biotechnology industry, which are considered to be our comparator market or peer group companies. For 2006, the mix of compensation elements were measured against those of our comparator companies on an individual component level. Our compensation programs include annual awards tied to key corporate goals such as development progress of our product candidates, as measured by metrics such as clinical trial initiations, enrollment and completions, as well as our financial and operational performance. Our compensation committee allocates total compensation between cash and equity compensation based on a number of objective and subjective factors, including competitive practices among our peer group (discussed below) and the role and responsibilities of the individual executive.

We do not have any stock ownership guidelines, including ownership goals or holding requirements, and we do not currently have any policy on recovering awards or payments, although we do have an insider trading policy that establishes certain restrictions on trading windows.

Determination of Compensation.

Our compensation committee is vested with the primary authority to approve the compensation provided to our executive officers, including our NEOs. The compensation committee may delegate any or all of its responsibilities to a subcommittee of the compensation committee, except for its responsibility to review and approve the compensation, employment and severance arrangements of all officers (except for our chief executive officer) and to establish and review our policies concerning perquisite benefits. In 2005, the compensation committee engaged an independent, third-party compensation consulting firm, CrossVentures Consulting, to advise the committee on the appropriate mix of base salary, bonus and stock option compensation ranges to pay an executive if performance goals are fully met. The engagement of CrossVentures Consulting included a review of multiple salary surveys for market data for positions comparable to our executive positions, analyzing the compensation paid by our comparator companies in 2005 and providing recommendations on 2006 compensation for our executive officers based on the results of the analysis.

Our compensation committee approves those aspects of each compensation program that apply to our NEOs. Within each program, our NEOs do not participate in setting the specific reward levels that apply to their own positions. To aid our compensation committee in making its determination, our chief executive officer and vice president of human resources provide recommendations annually to our compensation committee regarding the compensation of all executive officers, excluding themselves. Our compensation committee reviews and makes recommendations relating to the compensation and benefits of our employees, including our NEOs. Our compensation committee reviews corporate goals and objectives set by our board relevant to compensation of our chief executive officer, evaluates the performance of the chief executive officer in light of those goals and objectives, and sets the compensation of the chief executive officer based on such evaluations. The compensation committee also reviews and approves the compensation of our NEOs and reviews and approves criteria for granting options and other awards under our 2006 Incentive Award Plan. At least annually, our compensation committee reviews and evaluates the performance of our NEOs with respect to the progress made during the evaluation period toward full achievement of key corporate goals, and also evaluates the objectives of our incentive compensation plans.

We account for stock-based awards to our employees under the rules of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment, which requires us to record the compensation expense over the service period of the award.

We structure our annual cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. While any gain recognized by employees from nonqualified stock options should be deductible, to the extent that an option constitutes an “incentive stock option” within the meaning of the U.S. Internal Revenue Code, gain recognized by the option holders will not be deductible if there is no disqualifying disposition by the optionee.

Compensation Benchmarking and Peer Group

Our compensation committee, working with their advisor and management have defined a specific philosophy and market reference group, or peer group to assist us and our compensation committee in designing our compensation programs to ensure that compensation opportunities for our NEOs are competitive with the compensation practices of companies in our peer group. In determining the appropriate peer group, our compensation committee considers the industry (primarily, biotechnology companies); market capitalization; geographic location (primarily, companies in the Northern California region); the complexity of the business as measured by product stage; and headcount. We reviewed multiple salary surveys for market data for positions comparable to our executive positions. Our peer group for 2006 was primarily based on the Radford Biotechnology Survey and consisted of 52 companies. The Radford Biotechnology Survey was utilized by us to assess data on biotechnology companies of similar size and of comparable product development stage, with which we compete in recruiting employees.

Market benchmarking is then performed using publicly available data and proprietary surveys from Radford Surveys + Consulting. Given our location in the San Francisco Bay Area and the competitive pressure for talent in this biotechnology center, the practices of larger biotechnology competitors may be considered when recruiting more experienced talent at all of our levels.

Across all compensation and benefits elements, we reviewed information from a group of comparator companies to set our NEOs’ compensation and benefits to be competitive with that of NEOs in similar positions at these comparator companies and to achieve a balance of incentives to help achieve our performance objectives. For all employees, including our NEOs, our compensation is generally set at the 50th percentile of our comparator market. Additionally, we provide our employees, including our NEOs, with the opportunity to earn incentive cash bonuses and equity awards up to the 75th percentile of our comparator market. At the executive management levels, including the NEOs, we design the incentive cash bonuses to reward company-wide performance by tying awards primarily to corporate level goals, although some of our NEOs may be evaluated against a mix of corporate goals and individual performance goals.

Components of Executive Compensation

As discussed above, our compensation for executive management consists of

•	base salary;

•	annual incentive cash bonuses; and

•	equity awards in the form of stock options

Base Salaries. We provide our executive management with a level of assured cash compensation in the form of base salary that is commensurate with their professional status, experience and accomplishments and the scope of their responsibilities as compared to the responsibilities of executive management in other companies of similar size and stage of development. Generally, we believe that executive base salaries should be targeted near the 50th percentile of the range of salaries for executives in similar positions with similar responsibilities at comparable peer group companies. The base salary for each executive officer was evaluated as an individual element when compared to our comparator market and peer group companies. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Upon an evaluation of our executive compensation by our compensation consultant, CrossVentures Consulting, we also made adjustments in base salaries for all NEOs from 2005 to match the 50th percentile and to adjust for merit increases averaging around 4% for the biotechnology sector.

Incentive Cash Bonuses. We provide the opportunity for our NEOs to earn an annual incentive cash bonus based upon the achievement of corporate goals and performance objectives. Our corporate goals and performance objectives are established and approved by our compensation committee and our board of directors at the beginning of each annual period, and relate to our business development, clinical development, financial and organizational activities. Each corporate goal is assigned a value, or weighting, that total 100% of the target bonus opportunity. Incentive cash bonuses are awarded at prorated levels if a portion of a corporate goal is achieved during the annual period. All employees, including our NEOs, are eligible to receive an annual incentive cash bonus. Our annual incentive bonus is paid in cash, ordinarily in a single installment in the first quarter following completion of the given fiscal year.

Our compensation committee established for each executive management member an annual target bonus in an amount equal to a specified percentage of the executive’s base salary, which for purposes of the 2006 bonus were equal to 40% for our chief executive officer, 35% for our president and chief medical officer, 30% for our chief commercialization officer, and 25% for each of the other executive management members, assuming that our company would achieve 100% of our corporate goals and, as applicable, that each executive management member would achieve an individual performance rating of 100%. The bonus opportunities (as a percentage of base salary), which were evaluated as an individual element when compared to competitive practices, were determined with the assistance of our compensation consultant and with reference to Radford data. The bonuses awarded to our chief executive officer and each of our executive management members related to 2006 were based solely on corporate performance. For the year 2006, our compensation committee determined that our company had achieved 65% of its corporate goals, which corporate performance metric was used to determine the bonuses for each member of our executive management.

Equity Awards. We grant equity compensation in the form of stock options to align management and shareholder interests, to promote an ownership culture, and in an initial round of equity awards to newly recruited executives, to provide them with a stake in our success from the commencement of their employment. The number of equity awards granted to each participant is determined primarily based on median award values for executives in the compensation peer group as discussed above.

Historically, due to our early stage of development, the equity compensation that we awarded to our employees, including NEOs, consisted of “incentive stock options” within the meaning of the Internal Revenue Code and non-qualified stock options. We selected this form of equity awards, because stock options provide a relatively straight-forward long-term incentive for our executives, provide a competitive form of equity awards because they are awarded to employees of other companies in our industry, result in less immediate dilution of existing shareholders’ interest, and prior to our adoption of SFAS No. 123R resulted in less compensation expense for us relative to other types of equity awards.

In addition to stock options, our 2006 Incentive Award Plan, or stock plan, authorizes us to grant other forms of equity awards based on our common stock. Our compensation committee is the administrator of the stock plan. Stock option grants are made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. The compensation committee also has the authority to make an annual equity award grant. A grant of 500 stock options was granted to all employees, including NEOs, in connection with our initial public offering in May 2006. The compensation committee reviews and approves stock option awards to executive management based upon a review of competitive compensation data, its assessment of individual performance in the context of progress toward achieving corporate goals, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the compensation committee to eligible employees, with consideration of the recommendations of our chief executive officer. Generally, stock options that have been granted to date since our initial public offering to our employees, including our NEOs, have an exercise price equal to the closing sales of price of our common stock on the date prior to the date of grant, typically vest over a four-year period, based upon continued employment, and generally expire ten years after the date of grant, or shorter period as established by our compensation committee. We have amended our stock plan to provide for an exercise price equal to the closing sales price on the date of grant.

Signing Bonus. Where appropriate, in order to recruit and hire valued employees in a highly competitive market, we have paid signing bonuses to select employees, including our NEOs.

Other Compensation.

Our NEOs are eligible for the following benefits on the same basis as all of our other employees.

Employee Medical and Welfare Benefit Plans. All of our eligible employees, including our NEOs, are entitled to the following employee medical and welfare benefit plans: medical, dental and vision care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and long-term and short-term disability insurance; employee assistance programs (confidential counseling); travel assistance program; benefit advocacy counseling; and paid time off, including vacation and sick leave and paid holidays. In 2006, we paid $264 for the benefit of each NEO per full year representing the premium for term life insurance.

401(k) Plan. We maintain a 401(k) Plan that is a defined contribution plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. The 401(k) plan provides for discretionary matching contributions in the form of shares of common stock. For the plan year ending December 31, 2006, our board approved a 50% matching contribution on pretax deferrals made by each participant, subject to certain limitations.

We do not make available to our employees or NEOs non-qualified retirement plans or other pension benefits

Relocation costs. Where appropriate, in order to recruit valued employees from a geographical area outside of our business residence in the San Francisco Bay Area, we have paid for relocation costs for select employees, including executive officers.

Severance and Change in Control Arrangements

We do not currently have employment agreements with any of our named executive officers. In 2006, we entered into executive severance benefits agreements with each of our current executive officers, with the exception of Mr. Walker, which agreements supersede all prior agreements related to severance benefits. We believe that severance agreements are common within our industry among our comparator market and other peer group companies. The executive severance benefits agreements provide for severance payments and benefits in the event we terminate the executive officer’s employment without cause or if the executive resigns for good reason.

The agreements also provide for “double trigger” severance benefits, which are enhanced to the extent the executive officer is subject to a termination without cause or if the executive resigns for good reason within a specified period preceding and following a change of control. The severance agreements also provide for “single trigger” vesting acceleration of options held by the executive officers.

The severance payments and benefits that are payable under the executive severance agreements are described below under the section entitled, “Potential Payments Upon Termination or Change in Control.”

Summary Compensation Table

The following table sets forth, for the fiscal year ended December 31, 2006, information regarding compensation earned by each person who served as our principal executive officer during the fiscal year ended December 31, 2006, our chief financial officer and each of our three other most highly compensated executive officers who were serving in such capacities as of December 31, 2006. These six officers are referred to as our named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
John P. Walker Interim Chief Executive Officer and Chairman	2006	$64,833	(3)	$117,709	(4)	$—	$—		$182,542

John G. Curd, M.D. President and Chief Medical Officer	2006	$311,896		$54,735		$71,000	$10,264	(5)	$447,895

Edward C. Albini Vice President and Chief Financial Officer	2006	$254,800		$36,610		$41,500	$6,916	(6)	$339,826

Bradford S. Goodwin(7) Former Chief Executive Officer and Former Director	2006	$364,000		$398,323	(8)	$81,536	$447,064	(9)	$1,290,923

Amar Singh Chief Commercialization Officer	2006	$245,210		$151,434		$48,000	$79,174	(10)	$523,819

Fong Wang Clow, D.Sc. Senior Vice President, Development	2006	$286,000		$360		$46,475	$7,764	(11)	$340,599

1.	These amounts reflect expense recognized for financial statement reporting purposes by us in 2006 for a portion of the current and prior year option awards to our executives, but excluding any estimate of future forfeitures and reflecting the effect of any actual forfeitures (cancellations). Reference is made to Note 7 “Stockholders’ Equity (Net Capital Deficiency) and Convertible Preferred Stock—Stock-based Compensation” in our Form 10-K for the period ended December 31, 2006, filed with the SEC on April 2, 2007, which identifies assumptions made in the valuation of option awards granted prior to and after January 1, 2006 in accordance with the Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment, respectively.
2.	Represents 2006 annual incentive cash bonuses paid that were approved for payment by our compensation committee and paid in February 2007. For description of the 2006 annual incentive cash bonuses see discussion above under the Compensation Discussion and Analysis.
3.

Mr. Walker joined as interim chief executive officer on December 1, 2006. Mr. Walker’s annual salary in 2006 was $500,000 for full-time employment; however, he currently works at 50% of full-time, which results in an annual salary of $250,000. Accordingly, this amount represents a portion of his annual base salary during the period he served as interim chief executive officer in 2006. Mr. Walker’s compensation in 2006 also includes $30,000 as fees for services as chairman of our board of directors, $5,000 for service as a board member prior to becoming chairman, and $9,000 in board meeting attendance fees. Mr. Walker was appointed to our board of directors in April 2006, and was elected as our chairman in July 2006.

4.	Of this amount, $108,523 is attributable to options granted to Mr. Walker as compensation for his services as a board member and as chairman of our board.
5.	Includes $10,000 in matching contributions made by the Company under our 401(k) Plan and term life insurance premium of $264.
6.	Includes $6,652 in matching contributions made by the Company under our 401(k) Plan and term life insurance premium of $264 paid by us for the benefit of Mr. Albini.
7.	On December 13, 2006, we entered into a General Release and Separation Agreement (the “Separation Agreement”) with Mr. Goodwin, our former chief executive officer, which agreement was effective December 20, 2006. Under the terms of the Separation Agreement, Mr. Goodwin resigned as an officer and director of Novacea effective December 7, 2006, as previously reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 7, 2006, and Mr. Goodwin’s employment terminated effective January 1, 2007.
8.	Includes stock-based compensation cost resulting from the acceleration of vesting terms associated with options outstanding to purchase 80,125 shares of common stock pursuant to the Separation Agreement.
9.	Includes (i) payments and benefits pursuant to Mr. Goodwin’s Separation Agreement consisting of the following: (A) a bonus for 2007 of $72,800, equal to 50% of Mr. Goodwin’s fiscal year 2006 bonus target (B) an amount equal to one year of Mr. Goodwin’s final base salary of $364,000 payable in equal monthly installments over one year; (ii) $10,000 in matching contributions made by the Company under our 401(k) Plan; and (iii) term life insurance premium of $264 paid by us for the benefit of Mr. Goodwin. All payments pursuant to the Separation Agreement were accrued in 2006.
10.	Includes $60,000 signing bonus received upon initiation of employment with us, $13,553 as reimbursement of relocation-related expenses, $5,401 in matching contributions made by the Company under our 401(k) Plan, and term life insurance premium of $220 paid by us for the benefit of Mr. Singh.
11.	Represents $7,500 in matching contributions made by the Company under our 401(k) Plan and term life insurance premium of $264 paid by us for the benefit of Dr. Clow.

Grants of Plan Based-Awards

The table below sets forth information regarding grants of plan-based awards during 2006 to our named executive officers. The non-equity incentive plan-based awards identified below are the target amounts under the 2006 Incentive Award Plan that could have been earned in 2006. Actual amounts awarded in 2006 are included in the Summary Compensation Table above. For additional information regarding plan-based awards granted to our named executive officers, see the section titled “Compensation Discussion and Analysis” above.

Name	Grant Date	Estimated Future Payments for Non-Equity Awards			All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/ Share) (1)	Closing Share Price on Date of Grant		Grant Date Fair Value of Option Award
		Threshold	Target	Maximum
John P. Walker (1)	12/18/06	—	—	—	250,000	(2)	$6.17	$6.17		1,032,375
Interim Chief Executive Officer and Chairman	5/9/06				50,000	(3)	$6.50		(1)	222,690
	9/13/06				50,000	(4)	$6.21	$6.50		211,000

Bradford S. Goodwin	5/9/06	1,456	145,600	145,600	500		$6.50		(1)	2,227
Former Chief Executive Officer and Former Director

John G. Curd, M.D.	5/9/06	1,092	109,164	109,164	500		$6.50		(1)	2,227
President and Chief Medical Officer

Edward C. Albini	5/9/06	637	63,700	63,700	500		$6.50		(1)	2,227
Vice President and Chief Financial Officer

Amar Singh	5/9/06	870	87,000	87,000	200,500		$6.50		(1)	892,987
Chief Commercialization Officer

Fong Wang Clow, D.Sc.	5/9/06	715	71,500	71,500	500		$6.50		(1)	2,227
Senior Vice President, Development

(1)	The exercise price of all options granted prior to December 18, 2006, other than in connection with our initial public offering, is equal to the closing sales price of our common stock on the date prior to grant based on the formulation we have used under the 2006 Incentive Award Plan since the adoption of the plan. Options granted in connection with our initial public offering were granted on the date immediately preceding our initial public offering with an exercise price equal to our initial offering price. Our common stock was not publicly traded on the date of grant. The exercise price reflected in this column may vary from the closing price of our common stock on the grant date, as set forth in the column titled “Closing Share Price on Date of Grant”. We have amended our 2006 Incentive Award Plan to provide for a fair market value determination based on the closing sales price on the date of grant.
(2)	Mr. Walker was granted options to purchase 250,000 shares of our common stock upon his commencement of employment as our interim chief executive officer in December 2006.
(3)	Mr. Walker was granted options to purchase 50,000 shares of our common stock as compensation for his services as a board member.
(4)	Mr. Walker was granted options to purchase 50,000 shares of our common stock as compensation for his services as chairman of our board.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity award holdings held as of December 31, 2006, by our named executive officers.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
John P. Walker	—		250,000	(1)	$6.17	12/18/16
Interim Chief Executive Officer and Chairman	20,833		29,167	(2)	$6.21	9/13/16
	8,333		41,667	(3)	$6.50	5/9/16

Bradford S. Goodwin	260,356		17,358	(4)	$1.30	3/3/14
Former Chief Executive Officer and Former Director	197		303	(4)	$6.50	5/9/16

Edward C. Albini	100,000	(5)	—		$1.30	3/3/14
Vice President and Chief Financial Officer	28,570	(6)	—		$1.93	9/14/15
	—		500	(7)	$6.50	5/9/16

John G. Curd, M.D.	98,286		—		$0.53	2/4/12
President and Chief Medical Officer	195,428	(8)	—		$1.05	5/1/13
	92,000	(9)	—		$1.30	3/3/14
	42,857	(10)	—		$1.93	9/14/15
	—		500	(7)	$6.50	5/9/16

Amar Singh	—		200,000	(11)	$6.50	5/9/16
Chief Commercialization Officer			500	(7)	$6.50	5/9/16

Fong Wang Clow, D.Sc.	—		500	(7)	$6.50	5/9/16
Senior Vice President, Development

1.	250,000 shares subject to unvested options vest in equal monthly installments on the 18th day of each month from January 2007 through December 2010.
2.	29,167 shares subject to unvested options vest in equal monthly installments on the last day of each month from January 2007 through July 2007.
3.	41,667 shares subject to options vest in equal monthly installments on the 5th day of each month from January 2007 through April 2010.
4.	These options were cancelled upon termination of the employment of Mr. Goodwin on January 1, 2007, pursuant to the Separation Agreement
5.	29,197 shares subject to unvested options vest in equal monthly installments on the last day of each month from January 2007 through February 2008.
6.	19,642 shares subject to unvested options vest in equal monthly installments on the 14th day of each month from January 2007 through September 2009.
7.	125 shares subject to unvested options, or 25% of the equity award, vest on May 9, 2007, with the remaining 375 options, or 75% of the equity reward, vesting in equal monthly installments on the 9th day of each month from June 2007 through May 2010. On April 18, 2007, Dr. Clow announced she would resign from her position as our senior vice president of development, effective as of April 30, 2007. Accordingly, the 375 subject to Dr. Clow’s unvested options will be cancelled upon resignation.
8.	20,358 of shares subject to unvested options will vest in equal monthly installments on the 1st of each month from January 2007 through May 2007.
9.	28,750 of shares subject to unvested options will vest in equal monthly installments on the third day of each month from January 2007 through March 2008.

10.	29,465 of shares subject to unvested options will vest in equal monthly installments on the 14th day of each month from January 2007 to September 2009.
11.	50,000 shares subject to unvested options, or 25% of the equity award, vest on February 23, 2007, with the remaining 150,000 options, or 75% of the equity reward, vesting in equal monthly installments on the 23rd day of each month from March 2007 through February 2010.

Option Exercises and Stock Vested

None of our named executive officers exercised stock options during 2006.

Severance Benefit Agreement with Named Executive Officers

Under the executive severance benefits agreements, if the executive’s employment with our company is terminated without cause or the executive is constructively terminated during the period commencing 180 days immediately preceding a change of control of our company and ending 12 months following a change of control of our company, the executive is entitled to receive the following severance benefits subject to the terms of the agreement: a lump sum payment equal to six months of the executive’s base salary at the time of termination; a lump sum payment equal to the sum of an amount equal to 50% of the executive’s target bonus for the year during which the termination occurs and a prorated portion of the executive’s bonus for the year of termination based on the period of service completed by the executive through the date of termination, with the 50% portion determined assuming that all of the performance objectives for such year had been obtained. In addition, in connection with a change of control of our company, the executive’s stock awards will become fully vested and exercisable immediately prior to the change of control as to 50% of the total number of shares subject to the stock award, in the case of stock awards granted prior to the effective date of the executive severance agreement, and 50% of the unvested shares subject to the stock award, in the case of stock awards granted on or following the effective date of the executive severance agreement. The executive severance benefits agreements also provide that if the executive’s employment with our company is terminated without cause or the executive is constructively terminated, within 12 months following a change of control of our company with respect to stock awards granted prior to the effective date of the executive severance benefits agreements, or during the period commencing 180 days immediately preceding a change of control and ending 12 months after a change of control with respect to stock awards granted on or after the effective date of the executive severance benefits agreement, 100% of the executive’s stock awards will become fully vested and immediately exercisable.

If the executive’s employment with our company is terminated without cause or the executive is constructively terminated other than during the period commencing 180 days immediately preceding a change of control of our company and ending 12 months following a change of control of our company, the executive is entitled to receive the following severance benefits subject to the terms of the agreement: continued base salary for six months at the rate in effect at the time of termination; a lump sum payment equal to the prorated portion of the executive’s bonus for the year in which the termination occurs based on the period of service completed by the executive through the date of termination, and an amount equal to 50% of the executive’s then target bonus for the bonus plan year during which the termination occurs, with such bonus determined assuming that all of the performance objectives for such year had been obtained, payable over the six months following the termination of the executive’s employment. In addition, if the executive’s employment with our company is terminated without cause or the executive is constructively terminated, other than during the period commencing 180 days immediately preceding a change of control of our company and ending 12 months following a change of control with respect to stock awards granted on or following the effective date of the executive severance benefits agreements, or other than during the 12-month period commencing on the date of termination with respect to stock awards granted prior to the effective date of the executive severance benefits agreement, the vesting and exercisability of the executive’s then-outstanding applicable stock awards will be accelerated on the date of termination as to the number of shares subject to the stock awards that would vest over the 12-month period following the date of termination had the executive remained continuously employed by our company during such period.

Under the executive severance benefits agreements, a “change of control” includes, subject to certain exceptions:

•	the direct or indirect acquisition, by any person or group of beneficial ownership of fifty percent (50%) or more of the Company’s then outstanding voting securities;

•

if, during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors together with any new director(s) whose election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

•

a merger, consolidation, reorganization, or business combination, a sale or other disposition of all or substantially all of the Company’s assets or the acquisition of assets or stock of another entity (other than a transaction which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities and after which no person owns 50% or more of the voting stock of the successor entity); and

•	a liquidation or dissolutions of the Company.

An executive’s receipt of any severance benefits is subject to the executive’s execution and delivery of a release of claims in favor of our company. Each executive under the agreement will also be subject to non-solicitation provisions during the 12 months following termination and a confidentiality provision.

We believe that these enhanced severance benefits are appropriate in order to protect shareholders’ interest in the event of a change of control in order to assure management continuity. Further, it is our belief that the interests of our stockholders will be best served if the interests of our executive management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders.

Potential Payments Upon Involuntary Termination

Based upon a hypothetical termination date of December 31, 2006, and assuming the named executive officers were subject to an involuntary termination, our named executive officers would have been entitled to the following payments and benefits:

Name and Principal Position	Lump Sum Payment Based on Salary ($)(1)	Non-Equity Incentive Plan Compensation Based on Service ($)(2)	Lump Sum Payment Based on Non-Equity Incentive Plan Compensation ($)(3)	Acceleration of Option Award ($) (4)	Total ($)
John P. Walker Interim Chief Executive Officer and Chairman	$41,667	$—	$—	$—	$41,667

John G. Curd, M.D. President and Chief Medical Officer	$155,948	$71,000	$54,582	$329,392	$620,922

Edward C. Albini Vice President and Chief Financial Officer	$127,400	$41,500	$31,850	$200,677	$401,427

Amar Singh Chief Commercialization Officer	$145,000	$48,000	$43,500	$—	$236,500

Fong Wang Clow, D.Sc. Senior Vice President, Development	$143,000	$46,475	$35,570	$460,127	$685,352

1.	Represents a lump sum payment equal to six months of the executive’s base salary, except in the case of Mr. Walker, who is entitled continued base salary for a 60-day period commencing on a termination of employment, pursuant to a Letter Agreement dated December 18, 2006 with Mr. Walker (the “Walker Employment Agreement”) providing for employment as our interim chief executive officer.
2.	Represents a prorated portion of the executive’s bonus for the year of termination based on the period of service completed by the executive through the date of termination.
3.	Represents an amount equal to 50% of the executive’s target bonus for the year during which the termination occurs, based on deemed achievement of the performance objectives for such year.
4.	This value is based on the excess, if any, of $5.66, which was the closing price of our common stock on December 29, 2006, over the option exercise price with respect to all unvested options held by each named executive officer other than Mr. Walker as of a hypothetical termination date of December 31, 2006. In the event the executives were subject to an involuntary termination other than in connection with a change in control, the options would accelerate as to a number of options that they would have be entitled to vest in during the 12-month period following the termination date instead of 100% of the unvested options.

Compensation Committee. Our compensation committee reviews and makes recommendations relating to the compensation and benefits of our executive management and employees. Our compensation committee reviews corporate goals and objectives set by our board relevant to compensation of our chief executive officer, evaluates the performance of the chief executive officer in light of those goals and objectives, and sets the compensation of the chief executive officer based on such evaluations. The compensation committee also reviews and approves the compensation of our executive management and reviews and approves criteria for granting options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the goals and objectives of our incentive compensation plans and monitor the results against the approved corporate goals and performance objectives.

The current members of our compensation committee members are James C. Blair, Daniel M. Bradbury, Jay Moorin and Michael G. Raab. Mr. Bradbury serves as the compensation committee’s chairperson. All members of our compensation committee are independent under the applicable rules and regulations of the SEC, the Nasdaq National Market and the Internal Revenue Service.

Indemnification of Officers and Directors. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Our certificate of incorporation provides for indemnification of our directors and officers to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Director Compensation

Pursuant to our non-employee director compensation program, each member of our board of directors who is not an employee was paid the following compensation for board services in 2006, as applicable:

•	$15,000 per year for service as a board member;

•	$15,000 per year for service as chairperson for the audit committee;

•	$10,000 per year for service as chairperson of the compensation and of the nominating committees;

•	$2,000 for each board meeting attended in person ($1,000 for meetings attended by video or telephone conference);

•	$2,000 for each committee meeting attended in person ($1,000 for meetings attended by video or telephone conference) in the case of the audit committee,

•	$1,500 for each committee meeting attended in person ($750 for meetings attended by video or telephone conference) in the case of both the compensation committee and the nominating committee.

Our compensation committee amended our non-employee director compensation program in January 2007 to provide for cash compensation to our non-employee directors consisting of the following:

•	$30,000 per year for service as a board member;

•	$72,000 per year for service as executive chairperson of our board;

•	$15,000 per year for service as chairperson for the audit committee;

•	$10,000 per year for service as chairperson of the compensation committee;

•	$5,000 per year for service as chairperson of the nominating committee;

•	$8,000 per year for service as a member of the audit committee;

•	$6,000 per year for service as a member of the compensation committee;

•	$3,000 per year for service as a member of the nominating committee.

We also reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings.

Pursuant to our Amended and Restated Independent Director Equity Compensation Policy, our non-employee directors are granted the following initial and annual, automatic, non-discretionary nonqualified stock options to purchase shares of our common stock:

•

Each new non-employee director receives an automatic grant for an option to purchase 50,000 shares of our common stock as of the date he or she first becomes a non-employee director. This option vests in equal monthly installments over four years.

•

A non-employee director who is first appointed chairman of our board receives an automatic grant of an option to purchase 50,000 shares. This option vests in equal monthly installments over four years.

•

On the date of the first regularly scheduled compensation committee of each year, each individual who continues to serve as a non-employee director on such date receives an automatic option grant to purchase an 12,500 shares of our common stock. This option vests in equal monthly installments over 12 months following the date of grant.

•

On the date of the first regularly scheduled compensation committee of each year, each non-employee director serving as chairman of the board who continues to serve as chairman on such date receives an automatic option grant to purchase 25,000 shares of our common stock. This option vests in equal monthly installments over 12 months following the date of grant.

The exercise price of each option granted to a non-employee director will be equal to 100% of the fair market value on the date of grant of the shares covered by the option. Options have a maximum term of 10 years measured from the grant date, subject to termination in the event of the optionee’s cessation of board service.

Our Amended and Restated Independent Director Equity Compensation Policy provides that the optionee will have a 12-month period following a cessation of board service in which to exercise any outstanding vested options, except in the case of a director’s retirement, in which case the options will be exercisable for an 18-month period following the director’s retirement. Options granted to our non-employee directors pursuant to our Amended and Restated Independent Director Equity Compensation Policy and under our 2001 Stock Option Plan will fully vest and become immediately exercisable upon a change in control of our company. In addition, options held by any of our directors who retires while serving as a member of our board will fully vest and become immediately exercisable upon such director’s retirement under the terms of our Amended and Restated Independent Director Equity Compensation Policy.

In addition, concurrently with the effectiveness of the initial public offering our common stock, we granted Mr. Walker a nonstatutory option to purchase 50,000 shares of our common stock, and to each of our non-employee directors other than Mr. Walker a nonstatutory option to purchase 12,500 shares of our common stock, in each case, pursuant to our 2006 Incentive Award Plan and at a per share exercise price equal to the initial public offering price. These options provide for the same vesting, post-termination exercisability and other terms and conditions applicable to options that are granted under the Amended and Restated Independent Director Equity Compensation Policy.

Directors’ Compensation Table

The following table sets forth a summary of the compensation paid to each of our non-employee directors in 2006.

Name (1)	Year	Fees Earned or Paid in Cash ($)		Option Awards ($)(2)	Total ($)
James C. Blair, Ph.D.	2006	$32,750	(3)	$45,223	$77,973
Daniel M. Bradbury	2006	$42,750	(4)	$86,629	$129,379
James I. Healy, M.D., Ph.D.	2006	$31,000	(5)	$45,223	$76,223
Jay Moorin	2006	$28,500	(6)	$45,223	$73,723
Michael G. Raab	2006	$31,500	(7)	$45,223	$76,723
Camille D. Samuels	2006	$42,500	(8)	$45,223	$87,723
Lowell E. Sears	2006	$46,000	(9)	$45,223	$91,223
Eckard Weber, M.D.	2006	$34,750	(10)	$45,223	$79,973

1.	Compensation paid to John P. Walker in connection with his service as a member of our board of directors is reflected in the “Summary Compensation” table above.

2.	These amounts reflect expense recognized by us for financial statement reporting purposes in 2006 for a portion of the current and prior year option awards to our directors, but excluding any estimates of future forfeitures and reflecting the effect of any actual forfeitures (cancellations). Reference is made to Note 3 “Stockholders’ Equity (Net Capital Deficiency) and Convertible Preferred Stock- Stock-based Compensation” in our Form 10-K for the period ended December 31, 2006, filed with the SEC on April 2, 2007, which identifies assumptions made in the valuation of option awards granted prior to and after January 1, 2006 in accordance with the Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment, respectively. In 2006, each non-employee director other than Mr. Walker was granted under the 2006 Incentive Award Plan an option to purchase 12,500 shares with a grant date fair value of $55,673. In 2006, Mr. Walker was granted under the 2006 Incentive Award Plan options to purchase 250,000 shares, 50,000 shares and 50,000 shares with grant date fair values of $1,032,375, $222,690 and $211,135, respectively. The options to purchase 250,000 shares were granted to Mr. Walker as compensation for his employment as an interim chief executive officer and therefore, are not reflected in the Director Compensation Table. The aggregate number of shares subject to stock options outstanding for each non-employee director at December 31, 2006 was: Mr. Walker: 350,000, of which 250,000 was related to Mr. Walker compensation for his employment as an interim chief executive officer; Dr. Blair: 12,500; Mr. Bradbury: 12,500; Dr. Healy: 12,500; Mr. Moorin: 55,713; Mr. Raab: 55,713; Ms. Samuels 55,713; Mr. Sears 61,428; and Dr. Weber 55,713. The assumptions used to calculate the value of option awards are set forth under Note 7 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on April 2, 2007.
3.	Dr. Blair’s compensation in 2006 includes $15,000 for service as a board member and $17,750 in attendance fees for board, compensation committee meetings and nomination and corporate governance committee meetings.
4.	Mr. Bradbury’s compensation in 2006 includes $15,000 for service as a board member, $10,000 for service as chairperson of the compensation committee and $17,750 in attendance fees for board, compensation committee meetings and nomination and corporate governance committee meetings.
5.	Dr. Healy’s compensation in 2006 includes $15,000 for service as a board member and $16,000 in attendance fees for board and audit committee meetings.
6.	Mr. Moorin’s compensation in 2006 includes $15,000 for service as a board member and $13,500 in attendance fees for board and compensation committee meetings.
7.	Mr. Raab’s compensation in 2006 includes $15,000 for service as a board member and $16,500 in attendance fees for board and compensation committee meetings.
8.	Ms. Samuels’ compensation in 2006 includes $15,000 for service as a board member, $10,000 for service as chairperson of the nominating committee and $17,500 in attendance fees for board, audit committee meetings and nomination and corporate governance committee meetings.
9.	Mr. Sears’ compensation in 2006 includes $15,000 for service as a board member, $15,000 for service as chairperson of the audit committee and $16,000 in attendance fees for board and audit committee meetings.
10.	Dr. Weber was our chairman through July 2006. Dr. Weber’s compensation includes $8,750 for fees for services as chairman, $15,000 for service as a board member and $11,000 in board meeting attendance fees.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table provides information relating to the beneficial ownership of our common stock as of April 2, 2007, by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•

each of our executive officers named in the summary compensation table on page 18 (our Principal Executive Officer, our Principal Financial Officer and our three other most highly compensated executive officers);

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of April 2, 2007 through the exercise of any stock options, warrants or other rights.

The percentage of shares beneficially owned is computed on the basis of 23,113,374 shares of our common stock outstanding as of April 2, 2007. Shares of our common stock that a person has the right to acquire within 60 days of April 2, 2007 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Novacea, Inc., 601 Gateway Boulevard, Suite 800, South San Francisco, California 94080.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Outstanding	Options Exercisable within 60 days	Percent of Total
5% Stockholders
Entities affiliated with Apax Excelsior VI, LP (1) 445 Park Avenue Eleventh Floor New York, NY 10022	1,686,018	—	7.29%
Entities affiliated with Domain Associates, L.L.C. (2) One Palmer Square, Suite 515 Princeton, NJ 08542	4,350,253	16,666	18.88%
Entities affiliated with New Enterprise Associates (3) 2490 Sand Hill Road Menlo Park, CA 94025	4,904,896	59,879	21.42%
Entities affiliated with ProQuest Investments (4) 90 Nassau Street Fifth Floor Princeton, NJ 08542	1,855,276	59,879	8.26%
Entities affiliated with Sofinnova Ventures (5) 140 Geary Street Tenth Floor San Francisco, CA 94108	2,261,749	16,666	9.85%
Entities affiliated with Versant Ventures (6) 3000 Sand Hill Road Building Four, Suite 210 Menlo Park, CA 94025	2,074,668	59,879	9.21%

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Outstanding	Options Exercisable within 60 days	Percent of Total
Executive Officers and Directors
John P. Walker	—	89,581	*
John G. Curd, M.D. (7)	67,068	437,028	2.14%
Amar Singh	954	66,662	*
Edward C. Albini	1,175	132,861	*
Fong Wang Clow, D.Sc. (8)	194,180	5,124	*
Ivy Ang (9)	73,765	10,599	*
James C. Blair (2)	4,350,253	16,666	18.88%
Daniel M. Bradbury (10)	35,714	16,666	*
James I. Healy, M.D., Ph.D. (5)	2,261,749	16,666	9.85%
Jay Moorin (4)	1,855,276	59,879	8.26%
Michael G. Raab (3)	4,904,896	59,879	21.42%
Camille D. Samuels (6)	2,074,668	59,879	9.21%
Lowell E. Sears (11)	11,428	65,594	*
Eckard Weber, M.D.	442,857	59,879	2.17%
Bradford S. Goodwin (12)	367,179	260,553	2.69%
All executive officers and directors as a group (15 persons) (13)	16,641,162	1,357,516	73.55%

*	Less than 1%.
(1)	Includes 1,420,920 shares owned by Apax Excelsior VI, L.P., 116,068 shares owned by Apax Excelsior VI-A, C.V., 77,322 shares owned by Apax Excelsior VI-B, C.V., 48,554 shares owned by Patricof Private Investment Club III, L.P. and 23,154 shares held by Apax Partners LP. Apax Excelsior VI, L.P., Apax Excelsior VI-A C.V., Apax Excelsior VI-B C.V. and Patricof Private Investment Club III L.P. are managed by their general partner, Apax Managers, Inc. Paul Vais serves as Vice President of Apax Managers, Inc. Mr. Vais disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest in these funds.
(2)	Includes 4,151,823 shares owned by Domain Partners V, L.P., 98,075 shares owned by DP V Associates, L.P. and 100,355 shares owned by Domain Associates, L.L.C. The managing members of One Palmer Square Associates V, L.L.C., the general partner of Domain Partners V, L.P. and DP V Associates, L.P., share voting and dispositive power with respect to the shares held by Domain Partners V, L.P. and DP V Associates, L.P. The managing members of One Palmer Square Associates V, L.L.C. are James C. Blair, Brian H. Dovey, Robert J. More, Kathleen K. Schoemaker and Jesse I. Treu, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The managing members of Domain Associates, L.L.C. share voting and dispositive power with respect to the shares held by Domain Associates, L.L.C. The managing members of Domain Associates, L.L.C. are James C. Blair, Brian H. Dovey, Brian K. Halak, Robert J. More, Kathleen K. Schoemaker, Jesse I. Treu and Nicole Vitullo, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. Of the shares owned by Domain Associates, L.L.C., we have a right to repurchase 7,143 shares as of the date that is 60 days after April 2, 2007.
(3)	Includes 4,900,715 shares owned by New Enterprise Associates 10, Limited Partnership, for which voting and investment power is shared by M. James Barrett, Peter J. Barris, C. Richard Kramlich, Charles W. Newhall, III, Mark W. Perry, Scott D. Sandell and Eugene A Trainor, III, each of whom is a general partner of NEA Partners 10, Limited Partnership, the general partner of New Enterprise Associates 10, Limited Partnership and 4,181 shares owned by NEA Ventures 2002, L.P., for which voting and investment power is held by its general partner, Pamela J. Clark. Mr. Raab, one of our directors, and each of the general partners of NEA Partners 10, Limited Partnership and NEA Ventures 2002, Limited Partnership disclaims beneficial ownership of the shares held by each of the aforementioned entities except to the extent of his or her pecuniary interest therein.

(4)	Includes 1,779,766 shares owned by ProQuest Investments II L.P. and 75,510 shares owned by ProQuest Investments II Advisors Fund, L.P. The affiliates of ProQuest Investments who have voting or investment power over the shares are Jay Moorin and Alain Schreiber.
(5)	Includes 50,861 shares owned by Sofinnova Venture Affiliates V L.P., 2,135,224 shares owned by Sofinnova Venture Partners V L.P. and 32,451 shares owned by Sofinnova Venture Principals V L.P. Dr. Healy disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 43,213 shares owned by James I. Healy, of which we have a right to repurchase 7,143 shares as of the date that is 60 days after April 2, 2007.
(6)	Includes 2,044,744 shares owned by Versant Venture Capital II, L.P., 13,713 shares owned by Versant Affiliates Fund II-A, L.P. and 16,211 shares owned by Versant Side Fund II, L.P. Ms. Samuels disclaims beneficial ownership of these shares except to the extent of her pecuniary interest therein.
(7)	Includes 7,142 shares owned by Alison B. Curd, 7,142 shares owned by Bethany K. Curd, 4,142 shares owned by Edward H. Curd, 7,142 shares owned by Jonathan W. Curd and 38,500 shares owned by John G. Curd.
(8)	Includes 92,260 shares which we have the right to repurchase as of the date that is 60 days after April 2, 2007.
(9)	Includes 34,047 shares which we have the right to repurchase as of the date that is 60 days after April 2, 2007.
(10)	Includes 20,833 shares which we have the right to repurchase as of the date that is 60 days after April 2, 2007.
(11)	Includes 11,428 shares owned by Sears Trust U/A Dtd 3/11/91.
(12)	Mr. Goodwin resigned as an officer and director of Novacea effective December 7, 2006. Includes 214,285 shares owned by Stewart, Spencer and Eliot, LLC. Mr. Goodwin disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 152,894 shares owned by Bradford S. & Cathy W. Goodwin Trustees of the Goodwin Family Trust u/a/d/ July 30, 1997. Excludes 50,861 shares owned by Sofinnova Venture Affiliates V, L.P. Mr. Goodwin has been a limited partner of Sofinnova Venture Affiliates V, L.P. since November 30, 2000 and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(13)	Includes common stock held by entities affiliated with directors and executive officers. See footnotes 7 through 12 above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors, officers and persons who beneficially own more than 10% of our common stock to file reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Directors, officers and beneficial owners of 10% or more of our common stock are required by SEC regulations to furnish us with copies of all these forms they file.

Based solely upon our review of the copies of Forms 3, 4 and 5 received by us, or written representations from reporting persons that no forms were required of such persons, we believe that during our fiscal year ended December 31, 2006, all Section 16(a) reports were timely filed.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Director Independence

The board of directors consists of nine directors. Our board of directors has determined that each of our current directors, other than John P. Walker, our Interim Chief Executive Officer, are independent under the director independence standards of the Nasdaq Stock Market.

Committees of the Board of Directors

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee. From time to time, the board of directors may also create various ad hoc committees for special purposes. The membership of each of the three standing committees of the board of directors is set forth below:

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James C. Blair		Committee Member	Committee Member
Daniel M. Bradbury		Committee Chairman	Committee Member
James I. Healy	Committee Member
Jay Moorin		Committee Member
Michael G. Raab		Committee Member
Camille D. Samuels	Committee Member		Committee Chairman
Lowell E. Sears	Committee Chairman

Neither of John P. Walker or Eckard Weber is a member of any committee of our board of directors.

Audit Committee

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. In this role, the Audit Committee monitors and reviews the quality and integrity of our financial statements and related disclosures, the qualifications, independence, and performance of our independent auditors, audit and non-audit services provided by our independent auditors, the effectiveness of our internal controls and disclosure controls and our compliance with legal and regulatory requirements. The Audit Committee appoints, compensates and oversees the work of our independent auditors and evaluates their quality, performance and independence at least annually. The Audit Committee confirms annually with our independent auditor that the independent auditor is in compliance with the audit partner rotation requirements established by the SEC. Our board of directors has determined that all of the current members of our Audit Committee are “independent” directors, as determined in accordance with Rule 10A-3(b)(1) of the Exchange Act and in accordance with the current Nasdaq Stock Market’s director independence and listing standards. Our board of directors has determined that our Audit Committee has at least one audit committee financial expert and has determined that Mr. Sears is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee. A copy of the charter is available on our website at www.novacea.com under “Investor Relations—Corporate Governance.”

Compensation Committee

The Compensation Committee reviews and determines all forms of compensation to be provided to our executive officers, including bonus and stock compensation and benefits and establishes and reviews general policies relating to compensation, benefits and all bonus and stock compensation for all employees. All of the current members of our Compensation Committee are “independent” directors, as determined in accordance with the current Nasdaq Stock Market’s director independence and listing standards. Our board of directors has adopted a written charter for the Compensation Committee. A copy of the charter is available on our website at www.novacea.com under “Investor Relations—Corporate Governance.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the board of directors in ensuring that it is properly constituted and conducts itself appropriately in carrying out its duties and meeting its fiduciary obligations, and that we have and follow appropriate corporate governance standards. The Nominating and Corporate Governance Committee is responsible for developing and recommending to the board of directors the governance principles applicable to us, overseeing the evaluation of our board of directors and management, recommending director nominees for each committee of our boards of directors, assisting the board of directors in identifying prospective director nominees and determining the director nominees for election at annual meetings of our stockholders and monitoring and reviewing compliance with our Code of Business Conduct and Ethics, which is applicable to our directors, officers and employees. All of the current members of our Nominating and Corporate Governance Committee are “independent” directors, as determined in accordance with the current Nasdaq Stock Market’s director independence and listing standards. Our board of directors has adopted a written charter for the Nominating and Corporate Governance Committee. A copy of the charter is available on our website at www.novacea.com under “Investor Relations—Corporate Governance.”

Meetings Attended by Directors

The board of directors held a total of 9 meetings during 2006, two of which were held prior to Mr. Walker’s election to the board of directors. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee held 3, 6 and 1 meetings, respectively, during 2006. During 2006, all of our directors attended at least 75% of the total number of meetings of the board of directors held and all of our directors except Dr. Healy attended at least 75% of the total number of meetings of the committee(s) of the board of directors on which he or she served.

The independent directors hold regularly scheduled meetings at which only they are present and 5 of such formal meetings took place during 2006. The meetings of the independent directors typically will take place in connection with the regularly scheduled meetings of the full board of directors. The independent directors may meet at such other times as they deem necessary or appropriate.

Our directors are encouraged to attend our annual meeting of stockholders although we do not maintain a formal policy regarding director attendance at the annual meeting of stockholders. We did not hold an annual meeting of stockholders in 2006.

Consideration of Director Nominees

Stockholder Nominations and Recommendations. As described above in the Question and Answer section of this proxy statement under “What is the deadline for submitting proposals for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?,” our bylaws set forth the procedure for the proper submission of stockholder nominations for membership on the board of directors. In addition, the Nominating and Corporate Governance Committee may consider properly submitted stockholder recommendations for candidates for membership on the board of directors. A stockholder may make such a recommendation by submitting the following information to our Corporate Secretary at 601 Gateway Boulevard, Suite 800, South San Francisco, California 94080: the candidate’s name, age, business address and residence address, principal occupation or employment and the class and number of shares of Novacea beneficially owned by such candidate; a representation that the recommending stockholder is a holder of record of our stock and is entitled to vote at the meeting, and intends to appear in person or by proxy at the meeting to nominate the candidate; if applicable, a description of all arrangements or understandings between the stockholder and each nominee pursuant to which nominations are to be made by the stockholder; such other information regarding each nominee as would be required to be included in a proxy statement had the nominee been nominated or intended to be nominated by the board of directors and the consent of each nominee to serve as a director if so elected.

Director Qualifications. Members of the board of directors should have the highest professional and personal ethics and values, and conduct themselves in a manner that is consistent with our Code of Business Conduct and Ethics. While the Nominating and Corporate Governance Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a board of directors that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall board of directors effectiveness, and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

Identifying and Evaluating Director Nominees. Although candidates for nomination to the board of directors typically are suggested by existing directors or by our executive officers, candidates may come to the attention of the board of directors through professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee reviews the qualifications of any candidates who have been properly brought to the Committee’s attention. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper. The Nominating and Corporate Governance Committee considers the suitability of each candidate, including the current members of the board of directors, in light of the current size and composition of the board of directors. In evaluating the qualifications of the candidates, the Committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and other similar factors. The Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by stockholders are evaluated by the Committee using the same criteria as other candidates.

Code of Business Conduct and Ethics

We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics reflects our values and the business practices and principles of behavior that support this commitment. The code applies to all of our officers, directors and employees and satisfies SEC rules for a “code of ethics” required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the Nasdaq listing standards requirement for a “code of conduct.” The Code is available on our website at www.novacea.com under “Investor Relations—Corporate Governance.” We will post any amendment to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC or the Nasdaq, on our website.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Certain Relationships and Related Transactions

In our last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of our common stock or any members of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Communications with the Board of Directors

We provide a process for stockholders to send communications to our board of directors, any committee of our board of directors or any individual director, including non-employee directors. Stockholders may communicate with our board of directors by writing to: Board of Directors, c/o Corporate Secretary, Novacea, Inc., 601 Gateway Boulevard, Suite 800, South San Francisco, California 94080. The Secretary will forward correspondence to our board of directors, one of the committees of our board of directors or an individual director as the case may be, or, if the Secretary determines in accordance with his best judgment that the matter can be addressed by management, then to the appropriate executive officer.

EXECUTIVE OFFICERS

Set forth below is certain information regarding each of our executive officers as of April 25, 2006.

Name	Age	Position(s)
John P. Walker	58	Interim Chief Executive Officer and Chairman
John G. Curd, M.D.	61	President and Chief Medical Officer
Amar Singh	48	Chief Commercialization Officer
Edward C. Albini	50	Vice President and Chief Financial Officer
Fong Wang Clow, D.Sc	49	Senior Vice President, Development
Ivy Ang	60	Vice President, Human Resources

Further information with respect to John P. Walker is provided above under “Proposal One—Election of Directors.”

John G. Curd, M.D. is our third employee and has served as our President and Chief Medical Officer since December 2001. From May 2001 to December 2001, Dr. Curd served as Senior Vice President of Development and Interim President for Vaccines at Maxygen, Inc., a biotechnology company. From June 1999 to May 2001, Dr. Curd served as Executive Vice President at VaxGen, Inc., a vaccine company. From December 1991 to June 1999, Dr. Curd served in various positions, including Vice President of Clinical Development at Genentech. While at Genentech, he directed and participated in the clinical development of Herceptin®, Rituxan®, Xolair™ and Raptiva™. From 1978 to 1991, Dr. Curd served in various positions, including President of the Medical Staff and Vice Chairman of the Department of Medicine at Scripps Clinical and Research Foundation, La Jolla, California. Dr. Curd holds a B.S. in chemistry from Princeton University and an M.D. from Harvard Medical School.

Amar Singh has served as our Chief Commercialization Officer since February 2006. From August 2003 to January 2006, Mr. Singh served as Vice President of Marketing and Sales at Abraxis Oncology, a proprietary division of American Pharmaceutical Partners, Inc. Prior to joining American Pharmaceutical Partners, Mr. Singh served in multiple capacities at Roche Laboratories, a Division of Hoffmann La Roche, where he held positions in Market Research, Licensing and Business Development, New Product Planning and Marketing. From 2000 to 2003, he was Executive Director for Oncology Marketing and subsequently for New Product planning for the Specialty Care business. Mr. Singh holds a B.A. from the University of North Carolina Chapel Hill and an M.B.A. from New York University.

Edward C. Albini has served as our Vice President and Chief Financial Officer since February 2004. From April 1997 to February 2004, Mr. Albini served as Chief Financial Officer at Lynx Therapeutics, Inc. (now Solexa Inc., which was recently acquired by a wholly-owned subsidiary of Illumina, Inc.), a biotechnology company. From January 1983 to April 1997, he served in various senior financial management positions at Genentech, including Director of Financial Planning and Analysis and Assistant Controller. He has also served as an auditor for Peat, Marwick, Mitchell & Co., now KPMG, LLP. Mr. Albini holds a B.S. in accounting from Santa Clara University and an M.B.A. from the Haas School of Business at the University of California at Berkeley. He is a certified public accountant.

Fong Wang Clow, D.Sc. has served as our Senior Vice President of Development since May 2005, having joined us as a Vice President in March 2005. From July 2002 to March 2005, Dr. Wang Clow served as an independent consultant to pharmaceutical and biotechnology companies in oncology, cardiology and infectious diseases. From July 2000 to July 2002, she served as Project Team Leader and Senior Director of Clinical Affairs at Theravance, Inc., a biotechnology company. From April 1992 to July 2000, Dr. Wang Clow served as Clinical Team Leader, Principal Biostatistician and Associate Director for Genentech. Dr. Wang Clow holds an M.Sc. and a D.Sc. from Harvard University.

Ivy Ang has served as our Vice President of Human Resources since August 2005. From April 1998 to August 2005, Ms. Ang worked as a consultant to numerous private companies. From February 1996 to April 1998, Ms. Ang served as Vice President of Human Resources Worldwide for Madge Networks. From March 1992 to February 1996, Ms. Ang served as an Associate Director at Genentech. Ms. Ang holds a B.A. from the College of Notre Dame.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2006.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,314,412	$3.41	2,050,748
Equity compensation plans not approved by security holders	—	—	—
Total	2,314,412	$3.41	2,050,748

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and through our website at www.novacea.com.

OTHER MATTERS

As of the date of this proxy statement, no stockholder had advised us of the intent to present any other matters, and we are not aware of any other matters to be presented, at the meeting. Accordingly, the only items of business that our board of directors intends to present at the meeting are set forth in this proxy statement.

If any other matter or matters are properly brought before the meeting, the persons named as proxyholders will use their discretion to vote on the matters in accordance with their best judgment as they deem advisable.

By order of the Board of Directors,

John P. Walker

Interim Chief Executive Officer

South San Francisco, California

April 27, 2007

NOVACEA, INC.

PROXY FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 8, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Novacea, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of 2007 Annual Meeting of Stockholders and Proxy Statement each dated May 1, 2007 and hereby appoints Edward C. Albini and John P. Walker, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2007 Annual Meeting of Stockholders of Novacea, Inc. to be held on June 8, 2007 at 9:00 a.m. PDT at 601 Gateway Boulevard, Suite 730, South San Francisco, California 94080, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

(Continued, and to be marked, dated and signed, on the other side)

ANNUAL MEETING OF STOCKHOLDERS OF

NOVACEA, INC.

June 8, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Ú Please detach along perforated line and mail in the envelope provided. Ú

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors				2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Novacea, Inc. for the fiscal year ending December 31, 2007.	☐	☐	☐
NOMINEES: CLASS I
☐	FOR ALL NOMINEES	¡ James C. Blair
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Camille D. Samuels		THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED CLASS I DIRECTORS; (2) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BEFORE THE MEETING.
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.